Exhibit 99

Eaton Reports Fourth Quarter Earnings Per Share of $1.18

Adjusted Earnings Per Share of $1.28 for the Fourth Quarter

Full Year Free Cash Flow $2.6 Billion, at the Top of Guidance Range

Starting in 2021, Adjusted Earnings Per Share Will Be Revised to Add Back Amortization of Intangibles

Adjusted Earnings Per Share for 2021 Expected to be Between $5.40 and $5.80

DUBLIN--(BUSINESS WIRE)--February 2, 2021--Power management company Eaton Corporation plc (NYSE:ETN) today announced that earnings per share were $1.18 for the fourth quarter of 2020. Excluding charges of $0.06 per share related to acquisitions and divestitures and $0.04 per share related to a multi-year restructuring program, adjusted earnings per share were $1.28.

Sales in the fourth quarter of 2020 were $4.7 billion. Organic sales were down 5 percent, and the divestitures of the Lighting and Automotive Fluid Conveyance businesses reduced sales by 8 percent, partially offset by 2 percent growth from acquisitions.

Craig Arnold, Eaton chairman and chief executive officer, said, “Our fourth quarter was stronger than expected, with organic sales down 5 percent, at the high end of our guidance range and up 3 percent over the third quarter. We are pleased with our solid results, as our businesses have managed through the impact of the COVID-19 pandemic well.”

“Fourth quarter segment margins were 17.4 percent, reflecting a decremental on lower revenues of 21 percent,” said Arnold. “Our decremental margin performance was better than expected. This was the result of strong execution and continued focus on cost controls to offset pandemic-driven volume declines.”

“We generated strong cash flow in the fourth quarter,” said Arnold. “Operating cash flow totaled $943 million and free cash flow totaled $845 million.”

“For full year 2020, sales were $17.9 billion, down 11 percent organically from 2019. The divestitures of the Lighting and Automotive Fluid Conveyance businesses reduced sales by 7 percent and negative currency translation reduced sales by 1 percent, which was partially offset by 2 percent growth from acquisitions,” said Arnold. “Segment margins were 16.4 percent, reflecting a strong decremental margin of 23 percent.”

“Earnings per share for 2020 were $3.49. Excluding charges of $0.33 per share related to acquisitions and divestitures and $0.42 per share related to our multi-year restructuring program, adjusted earnings per share were $4.24,” said Arnold. “Operating cash flow was $2.9 billion, and free cash flow was $2.6 billion, at the top of our guidance range. Free cash flow as a percentage of revenues was 14.3 percent, 90 basis points over 2019 and an all-time record.”

“During 2020, we returned $2.8 billion to our shareholders in the form of dividends and share repurchases,” said Arnold. “Dividends totaled $1.2 billion, and share repurchases totaled $1.6 billion, representing 4 percent of our shares outstanding at the beginning of 2020.”

“We also took significant portfolio actions during 2020,” said Arnold. “In the first quarter, we completed the sale of our Lighting business and announced the sale of our Hydraulics business.”

“Looking at 2021, we expect our organic revenues to grow between 4 percent and 6 percent versus 2020, with growth in all segments. The divestitures of our Hydraulics and Lighting businesses are expected to reduce our sales by 8 percent partially offset by positive currency translation of approximately 1 percent,” said Arnold. “We anticipate segment margins between 17.6 percent and 18.0 percent, representing at the midpoint a 140 basis point improvement over 2020 and above the pre-pandemic levels of 2019.”

“We are pleased that we have recently signed agreements to acquire Tripp Lite and Cobham Mission Systems, allowing us to deploy $4.5 billion into high growth and high margin strategic businesses,” said Arnold.

“In 2021, we are revising our definition of adjusted earnings to add back amortization of intangibles. We believe this will provide investors with a more accurate measure of our performance and will make it easier to compare our performance to peers,” said Arnold. “For full year 2021, we expect adjusted earnings per share to be between $5.40 and $5.80, up 14 percent at the midpoint over 2020 adjusted to add back intangible amortization. We anticipate adjusted earnings per share for the first quarter of 2021 to be between $1.17 and $1.27.”

Business Segment Results

Sales for the Electrical Americas segment were $1.7 billion, down 18 percent from the fourth quarter of 2019, driven by a 19 percent reduction from the divestiture of the Lighting business and a 1 percent decline in organic sales, partially offset by 2 percent growth from the acquisition of Power Distribution, Inc. Operating profits were $359 million. Excluding the divested Lighting business, operating profits were down 1 percent from the fourth quarter of 2019.

“Operating margins were a strong 21.1 percent, up 120 basis points over the fourth quarter of 2019,” said Arnold. “The twelve-month rolling average of our orders in the fourth quarter, excluding Lighting, was down 1 percent. Despite the slight decline, we saw particular strength in residential and data center orders, and the backlog at the end of December remained strong, up 12 percent over December 2019.”

“We were pleased to sign an agreement last week to acquire Tripp Lite,” said Arnold. “The acquisition adds complementary products to serve data centers, users of industrial and medical equipment, and edge computing.”

Sales for the Electrical Global segment were $1.3 billion, down 5 percent from the fourth quarter of 2019. Organic sales were down 7 percent, at the high end of our guidance range, partially offset by positive currency translation of 2 percent. Operating profits were $208 million, down 7 percent from the fourth quarter of 2019.

“Operating margins were 16.6 percent, a decrease of 40 basis points from the fourth quarter of 2019,” said Arnold. “The twelve-month rolling average of our orders in the fourth quarter was down 6 percent, driven by declines in oil and gas and industrial markets. We saw particular strength in data centers and residential markets. The December backlog grew 14 percent over December 2019.”

“In mid December, we signed an agreement to buy 50 percent of HuanYu High Tech,” said Arnold. “HuanYu manufactures and markets low-voltage circuit breakers and contactors in China and throughout Asia Pacific. The investment provides us access to a strong portfolio of products, which opens up significant opportunities to grow our business throughout Asia Pacific.”

Hydraulics segment sales were $485 million, up 2 percent over the fourth quarter of 2019, driven entirely by growth in organic sales. Organic revenue growth was driven by strength in mobile equipment end markets. Operating profits were $51 million, up 70 percent over the fourth quarter of 2019.

“Operating margins in the fourth quarter were 10.5 percent, up 420 basis points over the fourth quarter of 2019,” said Arnold. “Orders in the fourth quarter increased 25 percent over the fourth quarter of 2019, driven by strength in mobile equipment end markets.”

Aerospace segment sales were $542 million, down 13 percent from the fourth quarter of 2019, driven by the continued downturn in commercial aviation, partially offset by growth in military sales. Organic sales were down 25 percent, while the acquisition of Souriau-Sunbank added 11 percent and positive currency translation added another 1 percent. Operating profits were $99 million, down 34 percent from the fourth quarter of 2019.

“Operating margins in the quarter were 18.3 percent, representing strong performance in light of the impact of the pandemic on sales,” said Arnold. “The twelve-month rolling average of orders in the fourth quarter was down 33 percent, driven by the downturn in commercial markets. Backlog at the end of December was down 14 percent compared to December 2019.”

“We are excited by the agreement we announced yesterday to acquire Cobham Mission Systems (CMS),” said Arnold. “CMS is a technological leader in important defense aerospace product lines and has attractive margins.”

The Vehicle segment posted sales of $620 million, down 7 percent from the fourth quarter of 2019. Organic sales were down 1 percent, well above the high end of our guidance range driven by better than expected recovery in NAFTA Class 8 and global light vehicle production. The divestiture of our Automotive Fluid Conveyance business at the end of last year reduced revenues by 5 percent, and currency translation was negative 1 percent. Operating profits were $103 million, down 9 percent from the fourth quarter of 2019, excluding the clutch warranty issue reported in the fourth quarter of 2019.

“Operating margins in the quarter were a strong 16.6 percent,” said Arnold. “Conditions have markedly improved in vehicle markets. Sales in the fourth quarter were up 8 percent over the third quarter and we expect this sequential growth trend to continue well into 2021.”

eMobility segment sales were $85 million, up 13 percent over the fourth quarter of 2019, driven by organic sales growth of 11 percent and positive currency translation of 2 percent. The segment recorded an operating loss of $5 million reflecting continued investment in research and development for new programs.

Eaton’s mission is to improve the quality of life and the environment through the use of power management technologies and services. We provide sustainable solutions that help our customers effectively manage electrical, hydraulic, and mechanical power – more safely, more efficiently, and more reliably. Eaton’s 2020 revenues were $17.9 billion, and we sell products to customers in more than 175 countries. We have approximately 92,000 employees. For more information, visit www.eaton.com.

Notice of conference call: Eaton’s conference call to discuss its Fourth quarter results is available to all interested parties as a live audio webcast today at 11 a.m. United States Eastern Time via a link on Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on Fourth quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning first quarter and full-year 2021 adjusted earnings per share, organic sales growth, adjusted segment margins, the expected impact on 2021 sales of acquisitions and divestitures, 2021 and 2022 anticipated restructuring charges, the closing dates for the Hydraulics divestiture and the HuanYu acquisition, and the acquisitions of Tripp Lite and CMS. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: the course of the COVID-19 pandemic and government actions related thereto; unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; unanticipated changes in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; natural disasters; the performance of recent acquisitions; unanticipated difficulties completing or integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the twelve months ended December 31, 2020 are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended December 31		Year ended December 31

(In millions except for per share data)	2020	2019	2020	2019
Net sales	$4,687	$5,238	$17,858	$21,390

Cost of products sold	3,178	3,556	12,408	14,338
Selling and administrative expense	765	874	3,075	3,583
Research and development expense	140	152	551	606
Interest expense - net	36	42	149	199
Gain on sale of business	—	—	221	—
Other expense - net	15	82	150	73
Income before income taxes	553	532	1,746	2,591
Income tax expense	77	79	331	378
Net income	476	453	1,415	2,213
Less net income for noncontrolling interests	(1)	(1)	(5)	(2)
Net income attributable to Eaton ordinary shareholders	$475	$452	$1,410	$2,211

Net income per share attributable to Eaton ordinary shareholders
Diluted	$1.18	$1.09	$3.49	$5.25
Basic	1.19	1.09	3.51	5.28

Weighted-average number of ordinary shares outstanding
Diluted	401.3	415.8	404.0	420.8
Basic	398.7	413.6	402.2	419.0

Reconciliation of net income attributable to Eaton ordinary shareholders to adjusted earnings
Net income attributable to Eaton ordinary shareholders	$475	$452	$1,410	$2,211
Excluding acquisition and divestiture charges (after-tax)	23	114	133	174
Excluding restructuring program charges (after-tax)	14	—	170	—
Adjusted earnings	$512	$566	$1,713	$2,385

Net income per share attributable to Eaton ordinary shareholders - diluted	$1.18	$1.09	$3.49	$5.25
Excluding per share impact of acquisition and divestiture charges (after-tax)	0.06	0.28	0.33	0.42
Excluding per share impact of restructuring program charges (after-tax)	0.04	—	0.42	—
Adjusted earnings per ordinary share	$1.28	$1.37	$4.24	$5.67
See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended December 31		Year ended December 31

(In millions)	2020	2019	2020	2019
Net sales
Electrical Americas	$1,703	$2,089	$6,680	$8,175
Electrical Global	1,252	1,311	4,703	5,172
Hydraulics	485	477	1,842	2,204
Aerospace	542	622	2,223	2,480
Vehicle	620	664	2,118	3,038
eMobility	85	75	292	321
Total net sales	$4,687	$5,238	$17,858	$21,390

Segment operating profit (loss)
Electrical Americas	$359	$416	$1,352	$1,549
Electrical Global	208	223	750	897
Hydraulics	51	30	186	193
Aerospace	99	150	414	595
Vehicle	103	63	243	460
eMobility	(5)	1	(8)	17
Total segment operating profit	815	883	2,937	3,711

Corporate
Amortization of intangible assets	(89)	(87)	(354)	(367)
Interest expense - net	(36)	(42)	(149)	(199)
Pension and other postretirement benefits expense	(11)	(5)	(40)	(12)
Restructuring program charges	(17)	—	(214)	—
Other expense - net	(109)	(217)	(434)	(542)
Income before income taxes	553	532	1,746	2,591
Income tax expense	77	79	331	378
Net income	476	453	1,415	2,213
Less net income for noncontrolling interests	(1)	(1)	(5)	(2)
Net income attributable to Eaton ordinary shareholders	$475	$452	$1,410	$2,211
See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2020	December 31, 2019
(In millions)
Assets
Current assets
Cash	$438	$370
Short-term investments	664	221
Accounts receivable - net	2,904	3,437
Inventory	2,109	2,805
Assets held for sale	2,487	1,377
Prepaid expenses and other current assets	576	518
Total current assets	9,178	8,728

Property, plant and equipment - net	2,964	3,496

Other noncurrent assets
Goodwill	12,903	13,456
Other intangible assets	4,175	4,638
Operating lease assets	428	436
Deferred income taxes	426	372
Other assets	1,750	1,679
Total assets	$31,824	$32,805

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$1	$255
Current portion of long-term debt	1,047	248
Accounts payable	1,987	2,114
Accrued compensation	351	449
Liabilities held for sale	468	325
Other current liabilities	2,072	1,741
Total current liabilities	5,926	5,132

Noncurrent liabilities
Long-term debt	7,010	7,819
Pension liabilities	1,588	1,462
Other postretirement benefits liabilities	330	328
Operating lease liabilities	326	331
Deferred income taxes	277	396
Other noncurrent liabilities	1,394	1,204
Total noncurrent liabilities	10,925	11,540

Shareholders’ equity
Eaton shareholders’ equity	14,930	16,082
Noncontrolling interests	43	51
Total equity	14,973	16,133
Total liabilities and equity	$31,824	$32,805
See accompanying notes.

EATON CORPORATION plc
NOTES TO THE FOURTH QUARTER 2020 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings, adjusted earnings per ordinary share, adjusted earnings per ordinary share including accretion from certain acquisitions and excluding amortization of intangibles, free cash flow, and operating profit before expense in the fourth quarter of 2019 for expected warranty costs in the Vehicle business segment, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude certain transactions, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

In 2021, Eaton is revising its definition of adjusted earnings to add back intangible asset amortization expense as follows:

	Three months ended March 31		Year ended December 31
	2020	2021	2020	2021
	Results	Guidance	Results	Guidance
Net income per share attributable to Eaton ordinary shareholders - diluted	$1.07	$0.87 to 0.97	$3.49	$4.26 to 4.66
Excluding per share impact of acquisition and divestiture charges (after-tax)	0.02	0.09	0.33	0.21
Excluding per share impact of restructuring program charges (after-tax)	—	0.04	0.42	0.13
Excluding per share impact of intangible amortization expense (after-tax)	0.16	0.17	0.67	0.70
Net accretion from Tripp Lite and Cobham Mission Systems (after-tax) [1]	—	—	—	0.10
Adjusted earnings per ordinary share	$1.25	$1.17 to 1.27	$4.91	$5.40 to 5.80
[1] Accretion from the acquisitions of $0.25, partially offset by $0.15 of reduced share repurchases and additional financing costs.

For full year 2020, free cash flow of $2.6 billion excludes $0.4 billion of capital expenditures for property, plant and equipment. For the fourth quarter of 2020, free cash flow of $845 excludes $98 of capital expenditures for property, plant and equipment.

Vehicle business segment operating profit of $63 for the fourth quarter of 2019 was $113 excluding $50 of expense for expected warranty costs to correct the performance of a product which incorporated a defective part from a supplier.

Note 2. ACQUISITIONS AND DIVESTITURES OF BUSINESSES

Agreement to Acquire Cobham Mission Systems

On January 31, 2021, Eaton signed an agreement to acquire Cobham Mission Systems (CMS), a leading manufacturer of air-to-air refueling systems, environmental systems, and actuation primarily for defense markets. Under the terms of the agreement, Eaton will pay $2.83 billion. The transaction is subject to customary closing conditions and is expected to close in the second half of 2021. CMS will be reported within the Aerospace business segment.

Agreement to Acquire Tripp Lite

On January 28, 2021, Eaton signed an agreement to acquire Tripp Lite, a leading supplier of power quality products and connectivity solutions including single-phase uninterruptible power supply systems, rack power distribution units, surge protectors, and enclosures for data centers, industrial, medical, and communications markets in the Americas. Under the terms of the agreement, Eaton will pay $1.65 billion for Tripp Lite. The transaction is subject to customary closing conditions and is expected to close in the middle of 2021. Tripp Lite will be reported within the Electrical Americas business segment.

Agreement to Acquire a 50% stake in HuanYu High Tech

On December 15, 2020, Eaton signed an agreement to acquire a 50 percent stake in HuanYu High Tech, a subsidiary of HuanYu Group that manufactures and markets low-voltage circuit breakers and contactors in China, and throughout the Asia-Pacific region. HuanYu High Tech had 2019 sales of $106 and has production operations in Wenzhou, China. The transaction is subject to customary closing conditions and regulatory approvals and is expected to close in the second quarter of 2021. Eaton expects to account for this investment on the equity method of accounting and will report it within the Electrical Global business segment.

Sale of Lighting business

On March 2, 2020, Eaton sold its Lighting business to Signify N.V. for a cash purchase price of $1.4 billion. The Company recognized a pre-tax gain of $221. The Lighting business, which had sales of $1.6 billion in 2019 as part of the Electrical Americas business segment, serves customers in commercial, industrial, residential, and municipal markets. During the fourth quarter of 2019, the Company determined the Lighting business met the criteria to be classified as held for sale. Therefore, its assets and liabilities have been presented as held for sale in the Consolidated Balance Sheet as of December 31, 2019.

Pending Sale of Hydraulics business

On January 21, 2020, Eaton entered into an agreement to sell its Hydraulics business to Danfoss A/S, a Danish industrial company, for $3.3 billion in cash. Eaton’s Hydraulics business is a global leader in hydraulics components, systems, and services for industrial and mobile equipment. The business had sales of $1.8 billion and $2.2 billion for the years ended December 31, 2020 and 2019, respectively. During the first quarter of 2020, the Company determined the Hydraulics business met the criteria to be classified as held for sale. Therefore, its assets and liabilities have been presented as held for sale in the Consolidated Balance Sheet as of December 31, 2020. The transaction is subject to customary closing conditions and regulatory approvals.

Note 3. ACQUISITION AND DIVESTITURE CHARGES

Eaton incurs integration charges and transaction costs to acquire businesses, and transaction costs and other charges to divest and exit businesses. Eaton also recognizes gains and losses on the sale of businesses. A summary of these Corporate items follows:

	Three months ended December 31		Year ended December 31
	2020	2019	2020	2019
Acquisition integration, divestiture charges, and transaction costs	$25	$133	$288	$198
Gain on the sale of the Lighting business	—	—	(221)	—
Total before income taxes	25	133	67	198
Income tax expense (benefit)	(2)	(19)	66	(24)
Total after income taxes	$23	$114	$133	$174
Per ordinary share - diluted	$0.06	$0.28	$0.33	$0.42

Acquisition integration, divestiture charges and transaction costs in 2020 are primarily related to the planned divestiture of the Hydraulics business, the divestiture of the Lighting business, the acquisitions of Souriau-Sunbank Connection Technologies, Ulusoy Elektrik Imalet Taahhut ve Ticaret A.S., and Power Distribution, Inc., and other charges to exit businesses, and were included in Cost of products sold, Selling and administrative expense, Research and development expense, and Other expense - net. Charges in 2019 related to the divestiture of the Lighting business, the acquisitions of Ulusoy Elektrik, Innovative Switchgear Solutions, Inc., and Souriau-Sunbank, the loss on the sale of the Automotive Fluid Conveyance business, and other charges to exit businesses, and were included in Cost of products sold, Selling and administrative expense, Research and development expense, and Other expense - net. In Business Segment Information, these charges were included in Other expense - net.

Note 4. RESTRUCTURING CHARGES

In the second quarter of 2020, Eaton decided to undertake a multi-year restructuring program to reduce its cost structure and gain efficiencies in its business segments and at corporate in order to respond to declining market conditions. Restructuring charges incurred under this program were $214 in 2020. These restructuring activities are expected to incur additional expenses of $61 and $5 in 2021 and 2022, respectively, primarily comprised of plant closing and other costs, resulting in total estimated charges of $280 for the entire program.

A summary of restructuring program charges follows:

	Three months ended December 31, 2020	Year ended December 31, 2020
Workforce reductions	$3	$172
Plant closing and other	14	42
Total before income taxes	17	214
Income tax benefit	3	44
Total after income taxes	$14	$170
Per ordinary share - diluted	$0.04	$0.42

Restructuring program charges related to the following segments:

	Three months ended December 31, 2020	Year ended December 31, 2020
Electrical Americas	$2	$18
Electrical Global	2	55
Aerospace	2	34
Vehicle	9	102
eMobility	—	1
Corporate	2	4
Total	$17	$214

These restructuring program charges were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other expense - net, as appropriate. In Business Segment Information, these restructuring program charges are treated as Corporate items. The projected mature year savings from these restructuring actions are expected to be $200 when fully implemented in 2023.

Contacts

Eaton Corporation plc
Margaret Hagan, Media Relations, +1 (440) 523-4343
MargaretHagan@eaton.com
or
Yan Jin, Investor Relations, +1 (440) 523-7558